Exhibit 99.1

ECOSPHERE TECHNOLOGIES REPORTS FIRST QUARTER 2012 RESULTS

Q1 Net Income of $365 Thousand with $1.1 Million in Cash Flow From Operations

STUART, Fla., May 7, 2012 -- Ecosphere Technologies, Inc. (OTCBB: ESPH), a diversified water engineering, technology licensing and environmental services company, today announced financial results for the first quarter of 2012.  The Company grew revenue 275% year-over-year to $8.4 million compared to $2.2 million in Q1 2011. The Company generated over $1 million of operating income and produced net income applicable to common shareholders of $365,000.

“After years of hard work and dedication, we have achieved a positive bottom line for our shareholders”, stated Ecosphere Chairman and CEO Charles Vinick.  “Our oil and gas field service revenue grew compared to Q4 2011 as well as compared to Q1 2011. Our solid margins and control over expenses are enabling us to generate earnings and cash flow. We are also on track with our production schedule, shipping two Ozonix EF80s per quarter to Hydrozonix.  The financial results for this quarter mark an exceptional milestone in the development of our Company.”

First Quarter 2012 Financial Details

Q1 2012 revenue increased 275% year-over-year to $8.4 million.  Gross profit was $3.5 million, an increase of 115% year-over-year.  Selling, general and administrative expense declined 51% year-over-year and 47% compared to the previous quarter, due primarily to a reduction in stock-based compensation.  Income from operations totaled $1.0 million.

The Company strengthened its balance sheet in Q1 2012, ending the quarter with $2.5 million in cash, compared to $2.0 million at the end of 2011. The Company generated $1.1 million of operating cash flow in the quarter.

Equipment and licensing revenue was $5.6 million as a result of the Company delivering two Ozonix EF80s to Hydrozonix in Q1 2012. Ecosphere has now delivered six Ozonix systems to Hydrozonix pursuant to the technology licensing agreement initiated in March 2011, which specifies a minimum of 8 Ozonix EF80 units per year going forward.

The Company’s majority-owned subsidiary Ecosphere Energy Services (“EES”) generated services revenue of $2.7 million, a 22% increase year-over-year.

Significant Recent Events and Achievements

●
Ecosphere has deployed 33 Ozonix units to date, which are currently servicing major oil and gas operators conducting hydraulic fracturing ("fracking" or "fracing") around the United States.  Six units are deployed by Hydrozonix, with the balance being operated by EES. Ecosphere’s highly effective, chemical-free water treatment technology continues to attract attention from operators as the water management challenges associated with hydraulic fracturing continue to be an important issue within the industry.

●
On March 27, the Company announced a letter of commitment with the Blackfeet Nation for Ecosphere Energy Services and Hydrozonix to be the exclusive provider of water treatment services to oil and gas companies operating on the 1.5 million acre Blackfeet reservation. The Blackfeet reservation is located in north-central Montana on the prolific oil-rich Bakken shale formation.

●
During the quarter, the Company announced that it was awarded the Frost & Sullivan 2012 North American Product Leadership Award in Disinfection Equipment for Shale Oil and Gas Wastewater Treatment.  Frost & Sullivan is a highly respected global consultancy to high growth industries whose product evaluations are closely watched by industry participants.

●
The Company continues to progress in its initiative to enter the mining wastewater treatment market.  The Company is in active discussions with a number of potential partners for Ecosphere Exploration and Mining Services, LLC (“EEMS”), a subsidiary formed by the Company last year.  The Company is seeking both financial partners that would purchase a minority stake in the subsidiary, similar to the EES structure, and operating partners to assist in the deployment of Ecosphere’s Ozonix technology for this specific application.

2012 Financial Guidance

The Company remains positive in its outlook for 2012, and is reaffirming its previously issued guidance for the year.

“We have never been more positive about the outlook for Ecosphere,” continued CEO Charles Vinick.  “Our revenue has grown rapidly and we are cash flow positive.  Our key partner, Hydrozonix, is successfully penetrating the US onshore oil and gas market, and we are aggressively pursuing new geographies and partners.  We believe there are many market opportunities for our Ozonix technology and expect mining and other applications to mature over time.”

First Quarter 2012 Conference Call Details

The Company will discuss its financial results and guidance in a conference call today at 4:30 p.m. EST. The conference call can be accessed by dialing +1 (888) 737-3713 (U.S. toll-free) or +1 (913) 312-0670 (outside of North America).  A telephone replay will be available approximately two hours after the call concludes through Monday, May 21, 2012 by dialing +1 (877) 870-5176 (U.S. toll-free) or +1 (858) 384-5517 (outside of North America), and by entering the passcode: 2451344. A live webcast of the conference call will be available through the Company’s website at http://ir.stockpr.com/ecospheretech/events and will be archived on the website for one year.

About Ecosphere Technologies
Ecosphere Technologies, Inc. (OTCBB: ESPH) is a diversified water engineering, technology licensing and environmental services company that designs, develops, and manufactures wastewater treatment technologies for a variety of industrial markets.  The company provides environmental services and technology solutions for large-scale, sustainable applications across industries, nations and ecosystems.

Ecosphere is currently driving clean water innovation with its patented Ozonix advanced oxidation technologies and mobile, low-maintenance water treatment systems.  Ecosphere's patented Ozonix technology is a high-volume, advanced oxidation process designed to recycle water while reducing liquid chemicals used during water treatment applications.  A recipient of Frost & Sullivan's 2012 North American Product Leadership Award in Disinfection Equipment for Shale Oil and Gas Wastewater Treatment, Ecosphere has enabled oil and gas customers to recycle and reuse over 1 billion gallons of water on approximately 500 oil and natural gas wells in major shale plays across the country since 2008.

For more information, please visit www.EcosphereTech.com.

To receive timely information on Ecosphere Technologies, sign up for Ecosphere's email news alert system at http://www.ESPH-IR.com.

Contacts

Investor Relations:
Gary Dvorchak, CFA
Senior Vice President
+1 (310) 954-1123
gary.dvorchak@icrinc.com

Press and Media Relations:
Brian Ruby
Vice President
+1 (203) 682-8268
brian.ruby@icrinc.com

Company:
Corey McGuire
Director of Marketing
Ecosphere Technologies, Inc.
+1 (772) 287-4006
cmcguire@ecospheretech.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements including 2012 guidance, revenue growth, meeting scheduled production of Ozonix units, opportunities and progress toward entering into the mining wastewater treatment market and other markets.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include a decline in the price of natural gas, competition and predatory pricing from larger companies, the acceptance of the EF80 and its effectiveness in the field, reluctance of businesses to change to new technologies, federal or state regulations which affect hydraulic fracturing, problems that arise from the manufacturing of the units and delays in receipt of parts from component manufacturers.

Further information on our risk factors is contained in our filings with the SEC including the Form 10-K for the year ended December 31, 2011.  Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Source:  Ecosphere Technologies, Inc.

Released May 7, 2012

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2012	2011
Revenues
Equipment sales and licensing	$5,648,093	$-
Field services	2,712,702	2,227,641
Total revenues	8,360,795	2,227,641

Cost of revenues
Equipment sales and licensing	4,107,662	-
Field services	801,717	621,699
Total cost of revenues	4,909,379	621,699

Gross profit	3,451,416	1,605,942

Operating expenses
Selling, general and administrative	2,412,756	4,936,150
Total operating expenses	2,412,756	4,936,150

Income (loss) from operations	1,038,660	(3,330,208)

Other income (expense)
Interest expense	(97,481)	(122,412)
Loss on conversion, net	-	(94,662)
Loss from change in fair value of derivative instruments	(198,162)	(198,761)
Other, net	3,764	143
Total other expense	(291,879)	(415,692)

Net income (loss)	746,781	(3,745,900)

Preferred stock dividends	(25,750)	(25,750)

Net income (loss) applicable to common stock before allocation
to noncontrolling interest	721,031	(3,771,650)

Less: net (income) loss applicable to noncontrolling
interest in consolidated subsidiary	(356,245)	(28,012)

Net income (loss) applicable to Ecosphere Technologies, Inc. common stock	$364,786	$(3,799,662)

Net income (loss) per common share applicable to common stock
Basic and diluted	$0.00	$(0.03)

Weighted average number of common shares outstanding
Basic	147,413,701	141,672,563
Diluted	161,627,002	141,672,563

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
Assets	(Unaudited)

Current assets
Cash	$2,516,327	$2,043,593
Accounts receivable	1,861,620	873,117
Inventory	401,839	408,747
Prepaid expenses and other current assets	245,286	81,850
Total current assets	5,025,072	3,407,307
Property and equipment, net	5,605,029	6,141,519
Patents, net	41,168	42,164
Deposits	21,865	22,598
Total assets	$10,693,134	$9,613,588

Liabilities, Redeemable Convertible Cumulative Preferred Stock and Equity (Deficit)

Current liabilities
Accounts payable	$1,358,516	$1,180,723
Accrued liabilities	1,068,543	1,163,504
Convertible notes payable, net of discounts	1,563,520	370,561
Financing obligations and other notes payable	271,223	49,299
Related party notes payable	136,676	204,776
Warrant derivatives fair value	488,307	347,235
Total current liabilities	4,886,785	3,316,098
Convertible notes payable, net of discounts	-	1,366,177
Related party notes payable	-	204,299
Financing obligations and other notes payable	343,068	168,048
Restructuring reserve	106,659	119,184
Total liabilities	5,336,512	5,173,806

Redeemable convertible cumulative preferred stock
Series A - 11 shares authorized; 6 shares issued and outstanding at March 31, 2012 and
December 31, 2011; $25,000 per share redemption amount plus accrued dividends	1,164,119	1,158,494
Series B - 484 shares authorized; 322 shares issued and outstanding at March 31, 2012 and
December 31, 2011; $2,500 per share redemption amount plus accrued dividends	2,842,427	2,822,302
Total redeemable convertible cumulative preferred stock	4,006,546	3,980,796
Commitments and contingencies (Note 15)
Equity (deficit)
Ecosphere Technologies, Inc. stockholders' deficit
Common stock, $0.01 par value; 300,000,000 shares authorized; 147,949,356 and 146,262,357
shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	1,479,492	1,462,622
Common stock issuable, $0.01 par value; 307,148 and 71,959 issuable at March 31, 2012 and
December 31, 2011, respectively	3,072	720
Additional paid-in capital	105,837,797	104,804,159
Accumulated deficit	(117,186,360)	(117,576,896)
Total Ecosphere Technologies, Inc. stockholders' deficit	(9,865,999)	(11,309,395)
Noncontrolling interest in consolidated subsidiary	11,216,075	11,768,381
Total equity	1,350,076	458,986
Total liabilities, redeemable convertible cumulative preferred stock
and equity (deficit)	$10,693,134	$9,613,588

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2012	2011
Operating Activities:
Net income (loss) applicable to Ecosphere Technologies, Inc. common stock	$364,786	$(3,799,662)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Preferred stock dividends	25,750	25,750
Depreciation and amortization	551,600	528,045
Accretion of discount on notes payable	69,234	46,182
Loss on conversion of debt and accrued interest to common stock	-	93,762
Stock-based compensation expense	441,867	2,452,222
Stock options issued for services	-	97,450
Noncontrolling interest in income (loss) of consolidated subsidiary	356,245	28,012
(Gain) loss from change in fair value of warrant derivative liability	198,162	198,761
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(988,501)	13,584
Decrease (increase) in prepaid expenses and other current assets	8,492	(41,347)
Decrease in inventory	6,908	-
Decrease (increase) in deposits	733	(5,440)
Increase in restricted cash	-	(2,140,000)
(Decrease) increase in accounts payable	177,793	(740,119)
Increase (decrease) in accrued liabilities	(94,961)	(97,932)
Decrease in restructuring reserve	(12,525)	(23,185)
Increase in customer deposits	-	2,140,000
Net cash provided by (used in) operating activities	1,105,583	(1,223,917)
Investing Activities:
Construction in process purchases	-	(131,828)
Purchase of property and equipment	(14,115)	(90,687)
Net cash used in investing activities	(14,115)	(222,515)
Financing Activities:
Proceeds from issuance of convertible notes payable and warrants	-	1,575,000
Proceeds from warrant and option exercises	229,800	571,664
Proceeds from warrant modifications	107,400	-
Distributions from subsidiary to noncontrolling members	(908,551)	-
Repayments of notes payable and insurance financing	(35,862)	(33,054)
Repayments of notes payable to related parties	-	(344,782)
Repayments of vehicle and equipment financing	(11,521)	(3,565)
Net cash (used in) provided by financing activities	(618,734)	1,765,263
Net increase in cash	472,734	318,831
Cash at beginning of year	2,043,593	46,387
Cash at end of period	$2,516,327	$365,218